Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com
ADT REPORTS FIRST QUARTER 2014 RESULTS

•	Recurring revenue of $775 million, up 4.2%; up 4.4% in constant currency(1) (2)

•	Small Business recurring revenue growth of 10%

•	ADT Pulse overall take rate at 36.5% in the first quarter, up from 19% last year

•	Announced new innovations in ADT Pulse and partnerships with McAfee, Ford Motor Company and State Farm

•	$1.2 billion of capital returned to shareholders through share repurchases and dividends
BOCA RATON, Fla. - January 30, 2014 - The ADT Corporation (NYSE: ADT) today reported its financial results for the first quarter of 2014. The Company reported diluted earnings per share of $0.39 for the first quarter of 2014. Excluding special items for the separation from Tyco, merger and restructuring costs, and 2G radio conversion costs, diluted earnings per share was $0.43(1). This compares to diluted earnings per share excluding special items of $0.44(1) in the first quarter of 2013. Using the Company's cash tax rate, diluted earnings per share before special items was $0.66(1). Net income for the first quarter of 2014 was $77 million.
The Company reported recurring revenue, which made up 92% of total revenue in the quarter, of $775 million, up 4.2% compared to the same period last year. Recurring revenue growth was primarily driven by an increase in average revenue per customer, which rose 3.1% over last year to $40.63. The Company's customer base grew by 0.7% compared to the same period last year, resulting in nearly 6.5 million customer accounts at quarter end. Net customer growth includes an increase in customer attrition, which rose 30 basis points sequentially to 14.2%. Total revenue of $839 million increased 3.7% compared to the first quarter of 2013.
EBITDA before special items was $426 million(1), 2.2% higher than the prior year, and EBITDA margin before special items was 50.8%(1), a 70 basis point decline. The year-over-year decrease in margins was primarily attributable to the increased costs associated with being a standalone public company and costs related to productivity investments.
The Company also reported steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis, of $787 million(1).
"We made progress on our priorities during the quarter, setting the stage for quality growth in the future," said Naren Gursahaney, ADT's Chief Executive Officer. "We grew recurring revenue and EBITDA, gained strong traction on Pulse and drove significant improvements in revenue growth in our Small Business channel. Customer growth did not meet our expectations this quarter and we have implemented actions, including improvements in our dealer channel and lead generation process, to regain subscriber traction in the future. Additionally, as we outlined in our analyst day meeting in December, we are accelerating actions to improve attrition and efficiency in our business as we drive toward our goals for 2014."

(1)	Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.

(2)	All variances are year-over-year unless otherwise noted.

PROGRESS ON 2014 PRIORITIES: GROWTH INITIATIVES

•
Increasing investment and growth in ADT Pulse - The Company continued to invest in capturing the opportunities in interactive services and home automation, achieving strong growth in its ADT Pulse platform. ADT Pulse take rates climbed to 36.5% of customer additions, up from 19% last year, and upgrade units increased by 143% from a year ago. ADT Pulse customers now make up approximately 9.5% of the total customer base, generate higher ARPU than the average of the base, and exhibit lower attrition characteristics. Additionally, the Company introduced ADT Pulse through its Devcon sales force and fully in its Canadian markets.

•
Launching innovations in ADT Pulse - At the International Consumer Electronics Show, the Company announced several new products to enhance the customer home automation experience, expanding the competitive advantage of our differentiated services. New ADT Pulse innovations for 2014 include:

◦	ADT PulseTM Voice App: Hands-free voice control for pulse ecosystem

◦	ADT PulseTM Remote Garage Door Control: Expansion allowing customers to secure all access points to the home, including the garage

◦	ADT CanopyTM App: IOS/Android based personal protection application for mobile users

◦	ADT PulseTM Wireless Platform: Wireless control system to improve customer experience, eliminate wiring needs and reduce installation costs.

•
Focusing on attrition reduction initiatives - The majority of customer attrition is driven by relocations associated with the housing recovery and non-pay customers. During the quarter, the Company continued to take action to improve its ability to reduce customer attrition in the future, including initiating tighter credit screening policies, implementing resale efforts and customer loyalty programs, and driving increased penetration of ADT Pulse, which exhibits better retention characteristics. The Company believes these actions will have a positive impact on attrition by year end.

•
Expanding dealer channel - Aligned with a key priority to improve productivity in the dealer channel, the Company added 11 new dealers to its sales channel and implemented new funding initiatives for future growth. The dealer channel drove a 29% take rate in ADT Pulse units in the quarter, up from 5% in the comparable period last year. Although total dealer channel sales productivity for the quarter was below last year, these actions establish a new foundation to improve dealer channel sales growth for the balance of the year.

•
Expanding presence in Small Business - Strong demand for security services and ADT Pulse, along with the integration of Devcon, drove a 10% increase in recurring revenue in the Small Business channel during the quarter. ADT Pulse take rates also increased to 36% during the quarter in the Small Business channel. The Small Business channel also initiated the launch of its vertical strategy, improving the alignment of its services to the specific needs of retail small business owners.

•
Forging new partnerships - The Company extended its footprint in security and home automation in the quarter, creating important partnerships with three industry leaders. The Company announced a partnership with Ford Motor Company that will allow its ADT Pulse platform to integrate with Ford’s SYNC® AppLink™, enabling drivers of equipped Ford vehicles to control aspects of the home. The Company also announced that it is partnering with McAfee to create a platform to protect both physical and digital assets. State Farm is another trusted partner that the Company is excited to be joining forces with to provide special offers on ADT Pulse home security and automation to the almost 20 million single-family homeowner and small business owner State Farm customers, who may also qualify for insurance discounts.

"The actions we are taking are placing us on the right path for the future," Gursahaney added. "Although it takes time for these activities to have a positive impact on our results, we believe the progress we are making is improving our position to capture higher growth in the future."
"In addition to investing in growth, we are continuing to focus on improving operational efficiencies and optimizing our capital structure," said Michael Geltzeiler, ADT’s Chief Financial Officer. "Subscriber acquisition costs were particularly higher in the quarter due to costs related to Pulse installations and upgrades, higher promotional activity and seasonably lower customer growth. Our focus is on redesigning and reengineering our processes to reduce SAC and cost to serve, and we expect these efforts will have a greater impact later in the year. We also took action to optimize our capital structure by continuing our share buyback program, increasing our target leverage as planned, growing our quarterly dividend and reducing future costs by executing an interest rate swap on a portion of our debt."

PROGRESS ON 2014 PRIORITIES: COST EFFICIENCIES

•
Actions to reduce subscriber acquisition costs - Subscriber acquisition costs (SAC) per customer addition increased in the quarter driven by strong ADT Pulse additions and upgrades, increase in advertising and promotions and weaker subscriber growth. As part of its cost efficiency program, the Company has been executing on a number of ongoing initiatives to reduce SAC in the future, these include:

◦	Implementing new technology and installation procedures which improves the efficiency of the account provisioning process and reduces installation time

◦	Developing next generation lower cost products through our vendor partners which have better functionality and performance, and a lower cost to serve

◦	Optimizing lead management, sales conversion and marketing activities across all channels.

•
Actions to reduce cost to serve - Cost to serve increased relative to the comparable period last year largely driven by increase in costs associated with being a standalone public company and in productivity investments in areas such as implementing a new billing platform. The Company had some notable accomplishments in its ongoing cost to serve efficiency programs which will improve the efficiency of service costs in the future:

◦
Implementing improvements to automate routine customer care activities and to optimize the performance of the customer care and service teams. These include a new assessment tool to analyze service outages and a self-service battery replacement program, both providing more efficient service and reducing the need to dispatch service technicians to the home or business

◦	Executing on business process improvement programs, including restructuring the collections team in the Account Services Center

◦	Converting to a more efficient billing platform - converted over 1/3 of the installed base to the new platform by quarter end.
PROGRESS ON 2014 PRIORITIES: CAPITAL STRUCTURE OPTIMIZATION

•
Share repurchase - The Company continued to return cash to shareholders under its previously announced three-year, $3 billion share repurchase program, repurchasing 26 million of its shares for $1.2 billion during the first quarter. From inception, the Company has repurchased 54 million shares for $2.4 billion under this program, resulting in a 20% reduction to outstanding shares.

•
Issued new debt - During the quarter, the Company issued $1 billion aggregate principal amount senior unsecured term notes. Long-term debt, including the outstanding revolver, totaled $4.4 billion at the end of the quarter, bringing our leverage ratio, based off of a trailing twelve month EBITDA before special items, to 2.6(1).

•	Increased quarterly dividend - The Company declared a quarterly dividend of $0.20 per share on January 9, 2014, an increase of 60%.
FIRST QUARTER 2014 RESULTS HIGHLIGHTS

($ in millions, except per share amounts)	Q1 2014	Q1 2013	Change
Recurring revenue	$775	$744	4.2%
Other revenue	$64	$65	(1.5)%
Total revenue	$839	$809	3.7%
Net income	$77	$105	(26.7)%
EBITDA before special items	$426	$417	2.2%
EBITDA margin before special items	50.8%	51.5%	-70 bps
Diluted earnings per share	$0.39	$0.44	(11.4)%
Diluted earnings per share before special items	$0.43	$0.44	(2.3)%
Diluted weighted-average shares outstanding	198	236	(16.1)%
CONFERENCE CALL AND WEBCAST
Management will discuss the Company's first quarter 2014 results during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At ADT's website: http://investors.adt.com

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (888) 713-4199, pass code 49913623 when prompted. The telephone dial-in number for participants outside the United States is (617) 213-4861, pass code 49913623 when prompted.

•
An audio replay of the conference call will be available at 12:30 p.m. (ET) on January 30, 2014 and ending at 11:59 p.m. (ET) on February 20, 2014. The dial-in number for participants in the United States is (888) 286-8010, pass code 60162339 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 60162339 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 17,000 people at over 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.
NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.
Revenue and recurring revenue in constant currency are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure), and recurring revenue in constant currency (non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio is defined as the ratio of EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
EBITDA (pre-SAC) is a useful measure of the Company’s success in retaining and servicing our customer base while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (pre-SAC) (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, and subscriber acquisition related revenue and expenses. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and EBITDA (pre-SAC) before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. This number provides information to investors regarding the impact of certain items management believes are useful to identify, as described below.

There are material limitations to using EBITDA and EBITDA (pre-SAC). EBITDA and EBITDA (pre-SAC) may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and EBITDA (pre-SAC) do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, EBITDA (pre-SAC) does not take into account expenses related to acquiring new customers. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and EBITDA (pre-SAC) in conjunction with net income as calculated in accordance with GAAP. The EBITDA and EBITDA (pre-SAC) discussion above is also applicable to the respective margin measures.
FCF is a useful measure of cash that is free from significant existing obligations and available for other uses. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding EBITDA (pre-SAC), on a quarter-to-date basis. EBITDA (pre-SAC) is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the cash impact of the special items highlighted below. These numbers provide information to investors regarding the cash impact of certain items management believes are useful to identify, as described below.
The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct and therefore may imply that there is less or more cash that is available than the most comparable GAAP measure. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.
The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, EBITDA (pre-SAC) and EBITDA margin (pre-SAC) before special items do not reflect any additional adjustments that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income and operating margin and net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company ("Tyco");

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	failure to maintain the security of our information and technology networks;

•	interruption to our monitoring facilities;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	our ability to develop or acquire new technology;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	adverse developments in our relationship with our employees;

•	potential liabilities for obligations of The Brink's Company under the Coal Act;

•	changes in our credit ratings;

•	risks related to our increased indebtedness;

•	capital market conditions, including availability of funding sources;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	failure to fully realize expected benefits from the separation from Tyco; and

•	difficulty in operating as an independent public company separate from Tyco.
Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected, including the market prices of our common stock during the term and after the completion of the accelerated share repurchase, the ability of the broker selected by us to buy or borrow shares of our common stock, the ability to complete the share repurchases within the proposed timing or at all, the number of shares that ultimately will be repurchased, and the uncertainty regarding the amount and timing of future share repurchases by ADT and the origin of funds used for such repurchases.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended
	December 27, 2013	December 28, 2012	% Change
Revenue	$839	$809	3.7%
Cost of revenue	362	336	7.7%
Selling, general and administrative expenses	307	281	9.3%
Separation costs	5	6	(16.7)%
Operating income	165	186	(11.3)%
Interest expense	(47)	(24)	95.8%
Other income	2	6	(66.7)%
Income before income taxes	120	168	(28.6)%
Income tax expense	(43)	(63)	(31.7)%
Net income	$77	$105	(26.7)%

Earnings per share:
Basic	$0.39	$0.45	(13.3)%
Diluted	$0.39	$0.44	(11.4)%
Weighted-average shares outstanding:
Basic	196	233	(15.9)%
Diluted	198	236	(16.1)%

Effective tax rate	35.8%	37.5%	(170) bps

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 27, 2013	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$80	$138
Accounts receivable trade, net	93	86
Inventories	73	66
Prepaid expenses and other current assets	85	85
Deferred income taxes	205	205
Total current assets	536	580
Property and equipment, net	233	235
Subscriber system assets, net	2,058	2,002
Goodwill	3,459	3,476
Intangible assets, net	2,871	2,922
Deferred subscriber acquisition costs, net	532	520
Other assets	186	178
Total Assets	$9,875	$9,913
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$3	$3
Accounts payable	158	203
Accrued and other current liabilities	230	264
Income taxes payable	45	43
Deferred revenue	231	245
Total current liabilities	667	758
Long-term debt	4,434	3,373
Deferred subscriber acquisition revenue	784	769
Deferred tax liabilities	583	551
Other liabilities	156	140
Total Liabilities	6,624	5,591
Total Equity	3,251	4,322
Total Liabilities and Equity	$9,875	$9,913

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Three Months Ended
	December 27, 2013	December 28, 2012	% Change
Cash Flows from Operating Activities:
Net income	$77	$105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	249	227
Amortization of deferred subscriber acquisition costs	32	30
Amortization of deferred subscriber acquisition revenue	(37)	(32)
Stock-based compensation expense	5	4
Deferred income taxes	34	59
Provision for losses on accounts receivable and inventory	13	13
Changes in operating assets and liabilities and other	(38)	3
Net cash provided by operating activities	335	409	(18.1)%
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(110)	(125)
Subscriber system assets	(157)	(122)
Capital expenditures	(12)	(13)
Other investing	28	(16)
Net cash used in investing activities	(251)	(276)	(9.1)%
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	8	27
Excess tax benefit from stock-based award activities	2	—
Repurchases of common stock under approved program	(1,184)	(8)
Repurchases of common stock for employee related program	(1)	(6)
Dividends paid	(25)	(29)
Proceeds received for allocation of funds related to the Separation	—	32
Proceeds from long-term borrowings	1,225	—
Repayment of long-term debt	(151)	(1)
Debt issuance costs	(13)	—
Other financing	(2)	—
Net cash (used in) provided by financing activities	(141)	15	(1,040.0)%
Effect of currency translation on cash	(1)	—
Net (decrease) increase in cash and cash equivalents	(58)	148
Cash and cash equivalents at beginning of period	138	234
Cash and cash equivalents at end of period	$80	$382

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended
($ in millions)	December 27, 2013	December 28, 2012	% Change
Net Income (GAAP)	$77	$105	(26.7)%
Restructuring, net(1)	3	—
Conversion costs(1)	2	—
Non-recurring separation costs(1)	3	4
Separation related other expense (income)(2)	1	(6)
Net Income before special items	$86	$103	(16.5)%

(1)	Items have been presented net of tax of $6M for the quarter ended December 27, 2013 and $2M for the quarter ended December 28, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

Diluted EPS Before Special Items

	For the Quarters Ended
	December 27, 2013	December 28, 2012	% Change
Diluted EPS (GAAP)	$0.39	$0.44	(11.4)%
Restructuring, net(1)	0.01	—
Conversion costs(1)	0.01	—
Non-recurring separation costs(1)	0.02	0.02
Separation related other income(2)	—	(0.02)
Diluted EPS before special items	$0.43	$0.44	(2.3)%

(1)	Items have been presented net of tax.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

Diluted EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended
	December 27, 2013	December 28, 2012	% Change
Diluted EPS (GAAP)	$0.39	$0.44	(11.4)%
Plus: Impact of income tax expense on diluted EPS	0.22	0.27
Less: Impact of income taxes paid, net of refunds	(0.02)	(0.01)
Diluted EPS at cash tax rates	$0.59	$0.70	(15.7)%
Restructuring, net(1)	0.02	—
Conversion costs(1)	0.02	—
Non-recurring separation costs(1)	0.03	0.02
Separation related other income(2)	—	(0.02)
Diluted EPS before special items at cash tax rates	$0.66	$0.70	(5.7)%

(1)	Items presented at cash tax rates.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended
($ in millions)	December 27, 2013	December 28, 2012	September 27, 2013
Net Income (GAAP)	$77	$105	$96
Interest expense, net	47	24	32
Income tax expense	43	63	56
Depreciation and intangible asset amortization	249	227	245
Amortization of deferred subscriber acquisition costs	32	30	32
Amortization of deferred subscriber acquisition revenue	(37)	(32)	(36)
EBITDA	$411	$417	$425
EBITDA Margin	49.0%	51.5%	50.2%

Restructuring, net	5	—	(1)
Acquisition and integration costs	1	—	2
Conversion costs	3	—	—
Non-recurring separation costs	5	6	6
Separation related other income(1)	1	(6)	(1)
EBITDA before special items	$426	$417	$431
EBITDA Margin before special items	50.8%	51.5%	50.9%

Subscriber acquisition cost expenses net of related revenue	98	97	96
EBITDA before special items (pre-SAC)	$524	$514	$527
EBITDA Margin before special items (pre-SAC)	66.6%	67.4%	66.5%

Revenue (GAAP)	$839	$809	$846
Subscriber acquisition cost related revenue	(52)	(46)	(54)
Revenue (pre-SAC)	$787	$763	$792

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	December 27, 2013	December 28, 2012	September 27, 2013
Last quarter, annualized EBITDA before special items (pre-SAC)	$2,096	$2,056	$2,108
SAC required to maintain recurring revenue	(1,299)	(1,011)	(1,159)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$787	$1,035	$939

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	December 27, 2013	December 28, 2012	September 27, 2013
Last quarter average recurring revenue under contract for the period	$258	$248	$259
Trailing twelve month disconnects net of price escalation(2)	14.9%	13.5%	14.3%
Last quarter gross recurring revenue creation multiple(3)	33.8	30.2	31.3
SAC required to maintain recurring revenue	$1,299	$1,011	$1,159

(2)	Average trailing twelve month recurring revenue disconnected net of price escalation. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

FCF Before Special Items

	For the Quarters Ended
($ in millions)	December 27, 2013	December 28, 2012	% Change
Net cash provided by operating activities	$335	$409	(18.1)%
Dealer generated customer accounts and bulk account purchases	(110)	(125)
Subscriber system assets	(157)	(122)
Capital expenditures	(12)	(13)
FCF	$56	$149	(62.4)%
Restructuring, net	—	1
Conversion costs	1	—
Non-recurring separation costs including capital expenditures	11	10
FCF before special items	$68	$160	(57.5)%

Revenue at Constant Currency

	For the Quarters Ended
($ in millions)	December 27, 2013	December 28, 2012	% Change
Recurring revenue as reported	$775	$744	4.2%
Recurring revenue at constant currency (1)	$777	$744	4.4%

Total revenue as reported	$839	$809	3.7%
Total revenue at constant currency (1)	$841	$809	4.0%

(1)	Constant currency revenue results are calculated by translating current period revenue in local currency using the prior comparable period's currency conversion rate.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

	For the Twelve Months Ended
($ in millions)	December 27, 2013	September 27, 2013	September 28, 2012
Net Income (GAAP)	$393	$421	$394
Interest expense, net	140	117	92
Income tax expense	201	221	236
Depreciation and intangible asset amortization	964	942	871
Amortization of deferred subscriber acquisition costs	125	123	111
Amortization of deferred subscriber acquisition revenue	(140)	(135)	(120)
EBITDA	$1,683	$1,689	$1,584
Restructuring, net	4	(1)	4
Acquisition and integration costs	3	2	14
Conversion costs	3	—	—
Non-recurring separation costs	22	23	7
Separation related other income(1)	(16)	(23)	—
EBITDA before special items	$1,699	$1,690	$1,609
EBITDA Margin before special items	50.9%	51.1%	49.8%

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

($ in millions)	December 27, 2013	September 27, 2013	September 28, 2012
Current maturities of long-term debt	$3	$3	$2
Long-term debt	4,434	3,373	2,525
Total Debt	$4,437	$3,376	$2,527

Leverage Ratio(2)	2.6	2.0	1.6

(2)	Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items.

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	December 27, 2013	December 28, 2012	Change
Recurring customer revenue (in millions)	$775	$744	4.2%
Other revenue (in millions)	64	65	(1.5)%
Total revenue (in millions)	$839	$809	3.7%

Ending number of customers (in thousands)(1)	6,448	6,404	0.7%
Gross customer additions (in thousands)(1)	231	255	(9.4)%
Customer attrition rate(2)	14.2%	13.4%	80 bps
Average revenue per customer (dollars)(1) (3)	$40.63	$39.42	3.1%

(1)
During the first quarter of fiscal year 2014, the Company determined that a small number of customer upgrades in Canada were incorrectly reflected as customer additions in prior periods. As a result, historical ending number of customers, gross customer additions and average revenue per customer have been adjusted. This adjustment had no impact on our financial statements for any prior periods.

(2)
The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(3)
Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.